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                                                                    EXHIBIT 3.06


                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      FISHER SCIENTIFIC INTERNATIONAL INC.

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       PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE
                                   OF DELAWARE

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         FISHER SCIENTIFIC INTERNATIONAL Inc. (the "Corporation"), a
corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: Article Fourth of the Corporation's Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as set forth below:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue shall be 515,000,000 shares, of which 500,000,000 shall be common stock par value $0.01 per share (the "Common Stock"), and 15,000,000 shares shall be preferred stock par value $0.01 per share(the "Preferred Stock").

         SECOND: The foregoing amendment to the Corporation's Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, FISHER SCIENTIFIC INTERNATIONAL INC, has caused this Certificate of Amendment to be duly executed in its name, this 6th day of June, 2001.

                           FISHER SCIENTIFIC INTERNATIONAL INC.

                           By: /s/ Todd M. DuChene
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                           Name: Todd M. DuChene
                           Title: Vice President, General Counsel and Secretary